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                                                                   EXHIBIT 23.04

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 15, 1999 (except for the Subsequent Events note, as to which the date is August 17, 1999) with respect to the consolidated financial statements of Seagate Technology, Inc. included in the Joint Proxy Statement of Seagate Technology, Inc. and VERITAS Software Corporation that is
made part of the Registration Statement (Form S-4 No. 333-    ) and Prospectus
of VERITAS Software Corporation for the registration of shares of its common stock.


                                            /s/ Ernst & Young LLP


San Jose, California
July 12, 2000